Exhibit 99(a)

                             Registrar and Transfer
                                     Company

                               RONSON CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 26, 1997

                        REPORT OF INSPECTORS OF ELECTION


        We, the undersigned, having been duly appointed to act as Inspectors of Election at the Annual Meeting of Stockholders of RONSON CORPORATION, held on August 26, 1997, hereby certify that the number of shares of stock outstanding is 2,984,439 and the number of shares entitled to vote is 2,924,378; that the number of shares present thereat in person or by proxy is 2,364,124; that we received the votes of the Stockholders of said Meeting; and that:

        1.  ELECTION OF DIRECTORS

            Class I (term expires at 2000 Annual Meeting of Stockholders):

                                       FOR          %        WITHHOLD     %
                                       ---          -        --------     -

            Saul H. Weisman         2,335,871     79.9       28,253     1.0

            Gerard J. Quinnan       2,336,003     79.9       28,121     1.0

        2. To ratify the appointment of Demetrius & Company, L.L.C., as independent auditors for the year 1997.


                  FOR          %     AGAINST       %       ABSTAIN     %
                  ---          -     -------       -       -------     -

               2,348,554     80.3     12,249      0.4        3,321    0.1



                                                     /s/Florence P. Bogaenko
                                                     --------------------
                                                     Florence P. Bogaenko



                                                     /s/Margaret A. Villani
                                                     ----------------------
                                                     Margaret A. Villani